Exhibit 10.1
BioMed Realty Trust, Inc.
Severance Plan
(and Summary Plan Description)
This BioMed Realty Trust, Inc. Severance Plan (the “Plan”) sets forth the terms of severance benefits for certain employees of BioMed Realty Trust, Inc. (the “Company”) in the event of an “Involuntary Termination” (as defined in Section 19 below). For purposes of this Plan, “Company” will include BioMed Realty, L.P., any direct or indirect subsidiary of the Company and any successor to substantially all of the business, shares or assets of the Company.
The Plan is an employee welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). References in the Plan to “You” or “Your” are references to an employee of the Company.
This document constitutes the official plan document and the required summary plan description under ERISA.
1. Eligibility and Participation. In order to be eligible for benefits under this Plan, you must, immediately prior to your date of termination of employment, (i) be a regular full-time or part-time employee of the Company who is not subject to disciplinary action or on a formal performance improvement plan and (ii) have been an employee of the Company for at least 90 days. You will continue to be considered an employee of the Company for purposes of this Plan if you are on a Company-approved leave of absence immediately prior to the date of your termination of employment and your regular full-time or regular part-time status for purposes of determining your severance benefits under this Plan will be determined based on your status immediately prior to the commencement of such leave. This Plan applies to all exempt and non-exempt, full-time and part-time employees. This Plan does not apply to independent contractors or consultants to the Company.
You will not be eligible for benefits under this Plan if:
(a) Your termination does not qualify as an Involuntary Termination.
(b) You voluntarily resign your employment (i) for any reason prior to the occurrence of a “Change in Control” (as defined in Section 19 below) or more than 12 months following a Change in Control or (ii) within 12 months following a Change in Control, without “Good Reason” (as defined in Section 19 below).
(c) You are discharged by the Company for “Cause” (as defined in Section 19 below).
(d) Your employment terminates due to death or disability.
(e) The “Plan Administrator” (as defined in Section 5 below) determines that you have been offered employment by a “Successor Employer” (as defined in Section 19 below) to commence promptly following your termination of employment with the Company at a comparable annual base rate of pay or salary and with a comparable bonus opportunity and comparable unvested equity awards, provided that (i) the location of the offered position is not more than 30 miles from your principal work location at the time of your termination of employment and (ii) the offered position does not represent a material diminution in your duties or responsibilities as compared to your position immediately prior to your termination of employment, whether or not you actually become an employee of such Successor Employer.

(f) You are a party to any individual employment agreement or severance agreement approved by the Board or a committee thereof in effect as of the date of your termination.
2. Severance Benefits. If you are an eligible employee under the Plan and you have an Involuntary Termination, subject to your compliance with Sections 3 and 4, you will be eligible to receive the benefits set forth below:
(a) Cash Severance Benefit. You will receive a cash “Severance Benefit” equal to your “Weekly Base Pay” (as determined below) for the applicable “Severance Period.” The “Severance Period” will be equal to the number of weeks set forth in clause (i) or (ii) below, as applicable, and will be determined based on your “Years of Service” with the Company (as determined below) and your position, in each case determined as of the date of your Involuntary Termination.
(i) In the event your Involuntary Termination occurs prior to the occurrence of a Change in Control or more than 12 months following a Change of Control, the “Severance Period” will be equal to the number of weeks set forth in the following table:

Severance Benefit Calculation
(# of Weeks of Weekly Base Pay) —
Involuntary Termination Prior to a
Change in Control or More Than 12
Months Following a Change in
Employee Position	Control

Vice President or Above (including any employee holding an executive officer position, as determined by the Plan Administrator, but whose title does not include the term “Vice President”)	26 Weeks plus 2 Weeks Per Year of Service, up to a maximum of 52 Weeks

Director (including any employee holding a position at the “Director” level, as determined by the Plan Administrator, but whose title does not include the term “Director”)	13 Weeks plus 2 Weeks Per Year of Service, up to a maximum of 39 Weeks

All Other Positions	7 Weeks plus 2 Weeks Per Year of Service, up to a maximum of 33 Weeks

(ii) In the event your Involuntary Termination occurs within 12 months following a Change in Control, the “Severance Period” will be equal to the number of weeks set forth in the following table:

Severance Benefit Calculation
(# of Weeks of Weekly Base Pay) —
Involuntary Termination Within 12
Months Following a Change in
Employee Position	Control

Vice President or Above (including any employee holding an executive officer position, as determined by the Plan Administrator, but whose title does not include the term “Vice President”)	52 Weeks plus 4 Weeks Per Year of Service, up to a maximum of 104 Weeks

Director (including any employee holding a position at the “Director” level, as determined by the Plan Administrator, but whose title does not include the term “Director”)	26 Weeks plus 4 Weeks Per Year of Service, up to a maximum of 78 Weeks

All Other Positions	13 Weeks plus 4 Weeks Per Year of Service, up to a maximum of 65 Weeks

(b) Calculation of Weekly Base Pay. Your “Weekly Base Pay” will be your “Annual Base Pay” (as determined below) divided by 52.
If you a salaried employee, your “Annual Base Pay” will be your annual base salary rate from the Company as in effect on the date of your Involuntary Termination.
If you are an hourly employee, your “Annual Base Pay” will be (i) your straight time hourly wage rate on the date of your Involuntary Termination (determined without regard to overtime) plus the average of any applicable shift differential over the prior 12 months multiplied by (ii) your annual scheduled hours determined on the date of Involuntary Termination (determined without regard to overtime). For purposes of determining the average of any applicable shift differential over the 12 months prior to your date of Involuntary Termination, such average will be determined by taking all hours worked during such 12 month period into consideration and attributing a value of “0” to any hours worked without a shift differential (for example, if you work 2,000 hours during the 12 month period prior to your date of Involuntary Termination and 1,000 hours of those hours were without a shift differential and 1,000 hours of those hours were with a $2.00 shift differential, the applicable average would be $1.00). For purposes of this Plan, Annual Base Pay will not include any bonus, incentive compensation, benefits or expense reimbursements or equity awards.
Your “Years of Service” will be determined by calculating the numbers of years between (i) the date on which your Involuntary Termination occurs and (ii) the date on which you were first employed by the Company, rounded to the nearest whole number.
(c) Stock Awards.
(i) In the event of your Involuntary Termination prior to a Change in Control or more than 12 months following a Change in Control, such number of your outstanding unvested stock options, restricted stock and other equity awards granted to you under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) (“Stock Awards”) as is equal to (x) the number that would have vested during the Severance Period had you continued to remain employed by the Company during such period plus (y) if the vesting of a Stock Award occurs on an annual basis (as opposed to a monthly basis), the number that would have vested on the first annual vesting date after the end of the Severance Period multiplied by a fraction equal to (1) the number of days between the last annual vesting date before the end of the Severance Period and the scheduled end of the Severance Period divided by (2) 365 (rounded to the nearest whole share or unit), shall become immediately vested and exercisable in full on the date of your termination.

(ii) On the date of your Involuntary Termination within 12 months following a Change in Control, 100% of your outstanding Stock Awards shall become immediately vested and exercisable in full.
(d) No Duplication of Benefits. In the event of your Involuntary Termination, you shall only be entitled to receive (i) cash Severance Benefits under Section 2(a)(i) or 2(a)(ii) of this Plan and (ii) the acceleration of your Stock Awards will be governed by Section 2(c)(i) or Section 2(c)(ii), but in no event will you be entitled to benefits under both clauses (i) and (ii) under Section 2(a) or 2(c).
3. Payment of Severance Benefits.
(a) Release Requirement. As a condition to the payment of any Severance Benefits under Section 2(a) or the acceleration of any vesting of equity awards pursuant to Section 2(c), you will be required to execute a waiver and release of claims agreement (the “Release”) in substantially the form attached hereto as Appendix A. As specified in the applicable Release, you will have a certain number of calendar days to consider whether to execute such Release, and you may have the right to revoke such Release within a certain number of days after execution (the “Revocation Period”). You must execute the Release and not revoke the Release, if applicable, in order to be entitled to benefits under this Plan. With respect to each participant in the Plan, his or her “Release Effective Date” will be the day upon which the Revocation Period expires without a revocation of such Release by the participant. Your Release Effective Date must be within 55 days following the date of your termination of employment. If your Release Effective Date does not occur within 55 days of your termination of employment, you will not be entitled to any payments or benefits under this Plan.
(b) Payment Timing. Subject to the timing provisions of Section 15(a), your Severance Benefit under Section 2(a) shall be paid in a lump sum payment in cash, and subject to applicable tax withholding, within 10 days following your Release Effective Date.
4. Continued Obligations to the Company.
(a) You acknowledge that you have executed and are subject to the provisions of all Company policies regarding confidential information and ethics including, but not limited to any confidential information or proprietary rights agreement entered into by you in connection with your employment.
(b) If you breach or threaten to commit a breach of any of the provisions of this Section 4, the Company shall have the right to cease all payments to you under Section 2(a) and to reverse any vesting of awards pursuant to Section 2(c), in addition to any other rights and remedies available to the Company under law or in equity.
5. Plan Administration.
(a) The Plan will be administered by the Compensation Committee of the Board and/or its delegate which will be one or more senior officers of the Company (the “Plan Administrator”). The Plan Administrator is responsible for the general administration and management of the Plan and will have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Plan will be interpreted in accordance with its terms and their intended meanings. All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under the Plan.

(b) If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision will be considered ambiguous and will be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Administrator will amend the Plan retroactively to cure any such ambiguity.
(c) No Plan fiduciary will have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person will rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any person, for example, that he or she will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection will preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.
(d) This Section may not be invoked by any person to require the Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.
6. Effective Date of Plan; Amendment.
(a) This Plan will be effective as of August 25, 2010 (the “Effective Date”), and shall continue until the earlier of (i) the date it is terminated by the Compensation Committee of the Board or (ii) the date on which all benefits payable under the Plan have been paid.
(b) The Compensation Committee of the Board will have the power to amend or terminate this Plan from time to time in its sole and absolute discretion; provided, however, that no such termination or amendment shall impair your rights to benefits under Section 2(a)(ii) or 2(c)(ii) of the Plan, as in effect prior to such termination or amendment, unless at least 365 days’ prior written notice has been provided prior to the effective date of such termination or amendment.
7. Integration With Other Payments. Benefits under this Plan are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN Act. Should such other benefits be payable, your benefits under this Plan will be reduced accordingly or, alternatively, benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

8. Limitation on Employee Rights. This Plan will not give any employee the right to be retained in the service of the Company, nor will it interfere with or restrict the right of the Company to discharge or otherwise terminate the employee for any reason.
9. No Third-Party Beneficiaries. This Plan will not give any rights or remedies to any person other than eligible employees and the Company.
10. Successors. This Plan shall be binding upon and inure to the benefit of the successors of the Company.
11. Governing Law and Venue. This Plan is a welfare plan subject to ERISA and it will be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the State of California, excluding any that mandate the use of another jurisdiction’s laws, will apply. Any suit brought hereon shall be brought in the federal courts sitting in the Southern District of California, and you hereby waive any claim or defense that such forum is not convenient or proper.
12. Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document will be construed as referring to any subsequently enacted, adopted, or executed counterpart.
13. Notice. For purposes of this Plan, notices and all other communications provided for in this Plan will be in writing and will be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its primary office location and to an employee at such employee’s last known address as listed on the Company’s records, provided that all notices to the Company will be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.
14. Withholding. The Company will be entitled to withhold from any payments or deemed payments to you hereunder any amount of withholding required by law.
15. Section 409A of the Code.
(a) Notwithstanding anything herein to the contrary, to the extent any Severance Benefits payable to you pursuant to Section 2(a) are treated as non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then (i) no amount shall be payable pursuant to such section unless your termination of employment constitutes a “separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), and (ii) if you, at the time of your Separation from Service, are determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to you pursuant to this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of your Severance Benefits described in Section 2(a) shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your Separation from Service, (B) the date of your death or (C) such earlier date as is permitted under Section 409A of the Code. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to you within 30 days following such expiration, and any remaining payments due under this Plan shall be paid as otherwise provided herein. The determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).
(b) Notwithstanding Section 15(a), to the maximum extent permitted by applicable law, the Severance Benefits payable to you pursuant to Section 2(a) shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).
(c) To the extent the payments and benefits under this Plan are subject to Section 409A of the Code, this Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).
16. Funding. No provision of this Plan shall require the Company, for purposes of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company of its successors.
17. Claims Procedures.
(a) Normally, you do not need to present a formal claim to receive benefits payable under this Plan.
(b) If any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Plan Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Plan Administrator determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

(c) A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise. The Plan Administrator will provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).
(d) The Plan Administrator has adopted procedures for considering claims (which are set forth in Appendix B), which it may amend from time to time, as it sees fit. These procedures will comply with all applicable legal requirements. These procedures may provide that final and binding arbitration will be the ultimate means of contesting a denied claim (even if the Plan Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim.
18. Additional Information. As a participant in the Plan, you are entitled to certain rights and protections under ERISA, as described in Appendix C.
19. Definitions. For purposes of this Plan, the following terms will have the following meanings:
(a) “Board” means the board of directors of BioMed Realty Trust, Inc.
(b) “Cause” means the occurrence of any of the following: (i) your failure substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by your supervisor; (ii) your incompetence or consistent unsatisfactory performance of your duties after a written demand for satisfactory performance is delivered to you by your supervisor; (iii) your commission of an act of fraud or dishonesty or willful misconduct in the performance of your duties resulting in economic or financial damage to the Company; (iv) your conviction of, or entry by you of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude; (v) a willful breach by you of your fiduciary duty to the Company which results in economic or other damage to the Company; (vi) your negligent or willful commission of any financial accounting impropriety or violation of applicable law in the performance of your duties to the Company; or (vii) your willful and material breach of any agreement between you and the Company or any written Company policies or specific directions of a superior which policies or directives are neither illegal (or do not involve illegal conduct) nor require you to violate reasonable business ethical standards. The determination that a termination of employment is for Cause will be made by the Plan Administrator in its sole and exclusive judgment and discretion.
(c) “Change in Control” shall have the meaning set forth in the Company’s 2004 Incentive Award Plan as in effect on the Effective Date.

(d) “Good Reason” means the occurrence of any one of the following: (i) a material diminution in your authority, duties or responsibilities; (ii) a material diminution in your base compensation; or (iii) a material change in the geographic location at which you must perform your duties (which for purposes of the Plan will mean that the Company requests that you relocate your employment with the Company to another work site that is more than 30 miles from your principal work location determined at the time you were notified of the proposed relocation; and you do not accept the proposed relocation, and are discharged from employment with the Company for that reason (and not by reason of permanent layoff or for Cause)). Good Reason shall not be deemed to exist unless (A) you give the Company written notice of the Good Reason event no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (B) the Company shall have 30 days from the date such notice is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason. Your resignation for Good Reason must occur within three months following the initial existence of the event or condition constituting Good Reason.
(e) “Involuntary Termination” means either (i) the termination of your employment by the Company without Cause, regardless of the timing of such termination, or (ii) your voluntary resignation for Good Reason within 12 months following a Change in Control. In no event will your termination of employment as a result of your death or disability, resignation for other than Good Reason or discharge for Cause be considered an Involuntary Termination.
(f) “Successor Employer” means (i) any entity that acquires or assumes facilities, operations or functions formerly carried out by the Company (such as the buyer of a facility or any entity to which a Company operation or function has been outsourced), (ii) any affiliate of the Company, or (iii) any entity making the employment offer at the request of the Company (such as a joint venture of which the Company or an affiliate is a member).

Executed at San Diego, California, effective as of August 25, 2010.

BioMed Realty Trust, Inc.
By:	/s/ Jonathan P. Klassen
	Name:	Jonathan P. Klassen
	Title:	Secretary

Appendix A
Form of Release
[The language in this General Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final
General Release document.]
This General Release of Claims (“Release”) is entered into as of this  _____  day of                     , 20_____, between you and BioMed Realty Trust, Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective [upon] [eight days after] your signature (the “Effective Date”)[, unless you revoke your acceptance as provided in Paragraph 1(c), below].1 For purposes of this Release, “Company” will include BioMed Realty, L.P., any direct or indirect subsidiary of the Company and any successor to substantially all of the business, shares or assets of the Company.
You have been offered the opportunity to receive the “Severance Benefits” and accelerated vesting of “Stock Awards,” each as defined in and pursuant to the BioMed Realty Trust, Inc. Severance Plan (the “Severance Plan”), to which you would not otherwise be entitled by executing the general release of claims set forth in this Release.
1. General Release of the Company. You understand that by agreeing to this release you are agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date you sign this Release.
(a) On behalf of yourself and your heirs and assigns, you hereby release and forever discharge the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to your hire, employment, remuneration or resignation by the Releasees, or any of them, including any Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; [the Age Discrimination in Employment Act (“ADEA”)]; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Occupational Safety and Health Act; Section 17200 of the California Business and Professions Code; Claims under any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

[1]	NOTE: Bracketed language throughout will be included for employees age 40 or older at the time of termination.

(b) Notwithstanding the generality of the foregoing, you do not release the following claims:
(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the federal law known as COBRA;
(iv) Claims to any benefit entitlements vested as the date of your employment termination pursuant to the written terms of any Company employee benefit plan, including, without limitation, your right to “Severance Benefits” and the accelerated vesting of “Stock Awards,” each as defined in and pursuant to the Severance Plan; and
(v) Claims to indemnity under California Labor Code Section 2802.
(c) [FOR ONE-OFF SEPARATION OF AN EMPLOYEE 40 YEARS OR OLDER ONLY: In accordance with the Older Workers Benefit Protection Act of 1990, you have been advised of the following:
(i) You have the right to consult with an attorney before signing this Release;
(ii) You have been given at least twenty-one (21) days to consider this Release;
(iii) You have seven (7) days after signing this Release to revoke your agreement to it, and that this Release will not be effective, and you will not receive any of the separation benefits outlined in the Severance Plan until that revocation period has expired.
If you wish to revoke your acceptance of this Release, you must deliver such notice in writing, no later than 5:00 p.m. on the 7th day following your signature to [NAME OF RESPONSIBLE PERSON] at [FAX NUMBER] by fax or [EMAIL ADDRESS] by e-mail.]

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(d) [FOR TERMINATION OF AN EMPLOYEE 40 YEARS OR OLDER IN A LAYOFF, RESTRUCTURING OR OTHER JOB ACTION AFFECTING 2 OR MORE PERSONS ONLY: In accordance with the Older Workers Benefit Protection Act of 1990, you have been advised of the following:
(i) You have the right to consult with an attorney before signing this Release;
(ii) You have been given at least forty-five (45) days to consider this Release;
(iii) You have seven (7) days after signing this Release to revoke your agreement to it, and that this Release will not be effective, and you will not receive any of the separation benefits outlined in the Severance Plan until that revocation period has expired; and
(iv) The job titles and ages of all individuals eligible or selected for the separation package and the ages of all individuals in the same job classification or organizational unit who are not eligible for the separation package are listed on the form attached as Appendix A.
If you wish to revoke your acceptance of this Release, you must deliver such notice in writing, no later than 5:00 p.m. on the 7th day following your signature to [NAME OF RESPONSIBLE PERSON] at [FAX NUMBER] by fax or [EMAIL ADDRESS] by e-mail.]
(e) YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED OF AND ARE FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, YOU HEREBY EXPRESSLY WAIVE ANY RIGHTS YOU MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
(f) This Release must be executed by you [, and any applicable revocation period under this Section 1 must have expired without your revocation of this Release,] within 55 days following the date of your termination of employment in order for you to be eligible to receive the “Severance Benefits” and the accelerated vesting of your “Stock Awards,” each as defined in and pursuant to the Severance Plan.

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2. Employee’s Representations. You represent and warrant that:
(a) You have returned to the Company all Company property in your possession;
(b) You are not owed wages, commissions, bonuses or other compensation, other than wages through [LAST DATE OF EMPLOYMENT] and any accrued, unused vacation earned through that date;
(c) During the course of your employment you did not sustain any injuries for which you might be entitled to compensation pursuant to worker’s compensation law;
(d) You have not made any false and disparaging comments about the Company, nor will you do so in the future; and
(e) You have not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will you do so in the future, except as specifically allowed by this Release.
3. Maintaining Confidential Information. You will not disclose any confidential information you acquired while an employee of the Company to any other person or use such information in any manner that is detrimental to the Company’s interests. You will abide by all covenants regarding confidential and proprietary information of the Company that you have entered into by written agreement with the Company.
4. Cooperation With the Company. You will cooperate fully with the Company, at the Company’s cost and expense, in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed against the Company and to which you have relevant information.
5. Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
6. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of [APPLICABLE STATE WHERE EMPLOYEE WAS EMPLOYED], including all matters of construction, validity and performance, without regard to conflicts of law principles.
7. Integration Clause. This Release and the Severance Plan contain our entire agreement with regard to the transition and separation of your employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by you and an executive officer of the Company.
8. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.
The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

Employee	Company

[EMPLOYEE NAME]	By:
Title:

Date:	Date:

5

Appendix B
Detailed Claims Procedures
1. Claims Procedure.
(a) Initial Claims. All claims will be presented to the Plan Administrator in writing. Within 90 days after receiving a claim, a claims official appointed by the Plan Administrator will consider the claim and issue his or her determination thereon in writing. The claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice. The initial claim determination period can be extended further with the consent of the Claimant. Any claims that the Claimant does not pursue in good faith through the initial claims stage will be treated as having been irrevocably waived.
(b) Claims Decisions. If the claim is granted, the benefits or relief the Claimant seeks will be provided. If the claim is wholly or partially denied, the claims official will, within 90 days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit his or her claim for review, including the time limits applicable to such procedures, and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.
(c) Appeals of Denied Claims. Each Claimant will have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date. The Claimant (or his or her duly authorized representative) may review pertinent documents in connection with the appeals proceeding and may present issues, comments and documents in writing relating to the claim. The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit claim determination. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, will be treated as having been irrevocably waived.

(d) Appeals Decisions. The decision by the appeals official will be made not later than 60 days after the written appeal is received by the Plan Administrator, unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible, but not later than 120 days after the appeal was filed, unless the Claimant agrees to a further extension of time. The appeal decision will be in writing, will be set forth in a manner calculated to be understood by the Claimant, and will include specific reasons for the decision, specific references to the provisions on which the decision is based, if applicable, a statement that the Claimant is entitled to receive upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits, as well as a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem his or her appeal to have been denied.
(e) Procedures. The Plan Administrator will adopt procedures by which initial claims will be considered and appeals will be resolved; different procedures may be established for different claims. All procedures will be designed to afford a Claimant full and fair consideration of his or her claim.

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Appendix C
Additional Information
Rights under ERISA
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:
Receive Information About Your Plan and Benefits
1. Examine, without charge, at the Plan Administrator’s office and at certain Company offices, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, and available at the Public Disclosure Room of the Employee Benefits Security Administration, such as annual reports and Plan descriptions.
2. Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
3. Obtain upon written request to the Plan Administrator information as to whether a particular employer or employer organization is a sponsor of the Plan and the address of any employer or employer organization that is a plan sponsor. Your beneficiaries also have a right to obtain this information upon written request to the Plan Administrator.
4. Receive a written explanation of why a claim for benefits has been denied, in whole or in part, and a review and reconsideration of the claim.
5. Continue health care coverage for yourself, spouse or dependent if there is a loss of coverage as a result of a qualifying event. You or your dependents may have to pay for such coverage. Review this Plan and summary plan description on the rules governing your COBRA continuation coverage rights.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your right under ERISA. However, this rule neither guarantees continued employment, nor affects the Company’s right to terminate your employment for other reasons.

Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you should have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U. S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquires, Employee Benefits Security Administration, U. S. Department of Labor, 200 Constitution Avenue N. W., Washington, D. C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

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Administrative Information

Name of Plan:	BioMed Realty Trust, Inc. Severance Plan

Sponsor:	BioMed Realty Trust, Inc.

Type of Administration:	Self-Administered

Type of Plan:	Severance Pay Employee Welfare Benefit Plan

Employer Identification Number:	20-1142292

Plan Administrator:	BioMed Realty Trust, Inc. c/o Compensation Committee 17190 Bernardo Center Drive San Diego, California 92128 Telephone: (858) 485-9840

Direct Questions Regarding the Plan to:	BioMed Realty Trust, Inc.
Attention: Secretary
17190 Bernardo Center Drive
San Diego, California 92128
Telephone: (858) 485-9840

Agent for Service of Legal Process:	BioMed Realty Trust, Inc.
Attention: Secretary
17190 Bernardo Center Drive
San Diego, California 92128
Telephone: (858) 485-9840

Service of Legal Process may also be made upon the Plan Administrator at the above address.

Plan Year:	Calendar Year

Plan Number:	502